SHAREHOLDER ACCOUNT SERVICES AGREEMENT BETWEEN

FAM SHAREHOLDER SERVICES, INC. AND

FENIMORE ASSET MANAGEMENT TRUST

INVESTOR SHARES

AGREEMENT dated as of January 1, 2016 between Fenimore Asset Management Trust, a Massachusetts business trust (the “Trust”), on behalf of its investment series listed on Schedule A hereto (the “Funds”) and FAM Shareholder Services Inc., a New York corporation (the “Company”), with respect to Investor Shares of the Funds.

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the Trust and the Company agree as follows:

1.               Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)             “Authorized Person” shall be deemed to include any person, whether or not such person is an officer or employee of the Funds, duly authorized to give Oral Instructions or Written Instructions on behalf of the Funds as indicated in a certificate furnished to the Company pursuant to Section 4(b) hereof as may be received by the Company from time to time;

(b)            “Custodian” refers to the custodian and any sub-custodian of all securities and other property which the Funds may from time to time deposit, or cause to be deposited or held under the name or account of such custodian pursuant to the Custody Agreement;

(c)             “Declaration of Trust” shall mean the Declaration of Trust of the Trust as the same may be amended from time to time;

(d)            “Oral Instructions” shall mean instructions, other than written instructions, actually received by the Company from a person reasonably believed by the Company to be an Authorized Person;

(e)             “Shares” refers to shares of beneficial interest, par value $.001 per share, of the Funds; and

(f)             “Written Instructions” shall mean a written communication signed by a person reasonably believed by the Company to be an Authorized Person and actually received by the Company.

2.               Appointment of the Company. The Trust hereby appoints and constitutes the Company as shareholder account servicing agent for the Investor Shares of the Funds, and the Company accepts such appointment and agrees to perform the duties hereinafter set forth.

3.               Compensation.

(a)             The Funds will compensate or cause the Company to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule B and incorporated herein. Schedule B does not include out-of-pocket disbursements of the Company for which the Company shall be entitled to bill the Fund separately. The Company will bill the Fund as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with Schedule C. The Funds will promptly pay to the Company the amount of such billing.

Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket expenses annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by the Company upon not less than 30 days' prior written notice to the Funds. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by the Company in the performance of its obligations hereunder. Reimbursement by the Funds for expenses incurred by the Company in any month shall be made as soon as practicable after the receipt of an itemized bill from the Company.

(b)            Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B of this Agreement a revised Fee Schedule.

4.               Documents. In connection with the appointment of the Company, the Funds shall, on or before the date this Agreement goes into effect, but in any case, within a reasonable period of time for the Company to prepare to perform its duties hereunder, deliver or cause to be delivered to the Company the following documents:

(a)             All account application forms and other documents relating to Investor Class Shareholder accounts or to any plan, program or service offered by the Funds;

(b)            A certificate identifying the Authorized Persons and specimen signatures of Authorized Persons who will sign Written Instructions; and

(c)             All documents and papers necessary under the laws of New York, under the Declaration of Trust, and as may be required for the due performance of the Company's duties under this Agreement or for the due performance of additional duties as may from time to time be agreed upon between the Funds and the Company.

5.               Distributions Payable in Shares. In the event that the Board of Trustees of the Funds shall declare a distribution payable in Investor Shares, the Funds shall deliver or cause to be delivered to the Company written notice of such declaration signed on behalf of the Funds by an officer thereof, upon which the Company shall be entitled to rely for all purposes, certifying (i) the number of Investor Shares involved, and (ii) that all appropriate action has been taken.

6.               Duties of the Company. The Company shall be responsible for acting as service agent in connection with dividend and distribution functions and for performing shareholder account and administrative agent functions in connection with the Funds’ Investor Shares. The operating standards and procedures to be followed shall be determined from time to time by agreement between the Funds and the Company. Without limiting the generality of the foregoing, the Company agrees to perform the specific duties listed on Schedule D.

7.               Recordkeeping and Other Information. The Company shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations.

8.               Other Duties. In addition, the Company shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and the Company. Such other duties and functions shall be reflected in a written amendment to Schedule D, and the compensation for such other duties and functions shall be reflected in a written amendment to Schedule B.

9.               Reliance by the Company; Instructions.

(a)             The Company will be protected in acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from an officer of the Funds.

(b)            At any time the Company may apply to any Authorized Person of the Funds for Written Instructions and may seek advice at the Funds’ expense from legal counsel for the Funds or from its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Funds or for the Company. Written Instructions requested by the Company will be provided by the Funds within a reasonable period of time. In addition, the Company, or its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Funds only if said representative is known by the Company, or its officers, agents or employees, to be an Authorized Person.

10.            Acts of God, etc. The Company will not be liable or responsible for delays or errors by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown beyond its control, flood or catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply.

11.            Duty of Care and Indemnification. Each Fund will indemnify the Company against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the bad faith or negligence of the Company, and arising out of, or in connection with, its duties hereunder. In addition, each Fund will indemnify the Company against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit as a result of: (i) any action taken in accordance with Written or Oral Instructions, or any other instructions reasonably believed by the Company to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by the Company to have been given by counsel for a Fund or by its own counsel; or (iii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered by the Fund to the Company in connection with this Agreement.

In any case in which a Fund may be asked to indemnify or hold the Company harmless, the Fund shall be advised of all pertinent facts concerning the situation in question and the Company will use reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Fund. The Fund shall have the option to defend the Company against any claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and satisfactory to the Company, and thereupon, the Fund shall take over complete defense of the claim and the Company shall sustain no further legal or other expenses in such situation for which it seeks indemnification under this Section 11. The Company will not confess any claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

12.            Term and Termination.

(a)             This Agreement shall be effective as of the date first written above and shall continue automatically for successive annual periods ending on December 31 of each year, provided such continuance is specifically approved at least annually by (i) the Funds’ Board of Trustees or (ii) a vote of a “majority” (as defined in the Investment Company Act of 1940 (the “1940 Act”)) of the Funds’ Investor Shares, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting such approval.

(b)            Either party hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than 60 days after the date of receipt of such notice. In the event such notice is given by the Funds, it shall be accompanied by a resolution of the Board of Trustees of the Funds, certified by the Secretary of the Funds, designating a successor. Upon such termination and at the expense of the Funds, the Company will deliver to such successor all relevant books, records, correspondence, and other data established or maintained by the Company under this Agreement in a form reasonably acceptable to the Funds, and will cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Company's personnel in the establishment of books, records and other data by such successor or successors.

13.            Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.

14.            Subcontracting. The Funds agree that the Company may, in its discretion, subcontract for certain of the services described under this Agreement or the Schedules hereto; provided that the appointment of any such agent shall not relieve the Company of its responsibilities hereunder.

15.            Miscellaneous.

(a)             Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or the Company shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Funds:

Fenimore Asset Management Trust
384 North Grand Street
Cobleskill, New York 12043
Attn: President

To the Company:

FAM Shareholder Services, Inc.
384 North Grand Street
Cobleskill, New York 12043
Attn: President

(b)            This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

(c)             This Agreement shall be construed in accordance with the laws of the State of New York.

(d)            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

(e)             The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(f)             It is understood and expressly stipulated that neither the holders of shares of the Funds nor any Trustee, officer, agent or employee of the Funds shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, as only the Funds shall be liable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers thereunder duly authorized as of the day and year first above written.

FENIMORE ASSET MANAGEMENT TRUST

By:

Name:

Title:

FAM SHAREHOLDER SERVICES, INC.

By:

Name:

Title:

Schedule A

THE FUNDS

FAM Value Fund

FAM Equity-Income Fund

FAM Small Cap Fund

Schedule B

FEES

For shareholder account maintenance services:	0.11% (accrued daily and payable monthly based upon the average daily net assets of the Investor Shares of each respective Fund)

Schedule C

OUT-OF-POCKET EXPENSES

The Funds shall reimburse the Company monthly for the following out-of-pocket expenses:

•	postage and mailing
•	forms
•	outgoing wire charges
•	telephone and telecommunications costs
•	courier services
•	Federal Reserve charges for check clearance
•	if applicable, magnetic tape and freight
•	retention of records
•	microfilm/microfiche
•	stationery
•	insurance
•	if applicable, terminals, transmitting lines and any expenses incurred in connection with such terminals and lines
•	all other miscellaneous expenses reasonably incurred by
•	the Company

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with the Company. In addition, the Funds will promptly reimburse the Company for any other expenses incurred by the Company as to which the Funds and the Company mutually agree that such expenses are not otherwise properly borne by the Company as part of its duties and obligations under the Agreement.

Schedule D

DUTIES

AS SHAREHOLDER ACCOUNT SERVICING AGENT FOR INVESTOR CLASS SHAREHOLDERS IN THE FUNDS, THE COMPANY WILL:

1.	Receive from the Funds or from an Investor Class Shareholder, on a form acceptable to the Company, information necessary to record sales and redemptions and to generate sale and/or redemption confirmations;
2.	Mail sale and/or redemption confirmations using standard forms;
3.	Accept and process cash payments from Investor Class Shareholders, and clear checks which represent payments for the purchase of Investor Shares;
4.	Produce periodic reports reflecting the accounts receivable and the paid pending (free stock) items;
5.	Open, maintain and close Investor Class Shareholder accounts;
6.	Establish registration of ownership of Investor Shares in accordance with generally accepted form;
7.	Maintain monthly records of: (i) issued Investor Shares and (ii) number of Investor Class Shareholders and their aggregate shareholdings classified according to their residence in each State of the United States or foreign country;
8.	Maintain and safeguard records for each Investor Class Shareholder showing name(s), address, number of any certificates issued, and number of Investor Shares registered in such name(s), together with continuous proof of the outstanding Investor Shares, and reflecting all current changes; and provide all accounts with year-to-date and year-end historical confirmation statements;
9.	Redeem Investor Shares and prepare and mail liquidation checks;
10.	Pass upon the adequacy of documents submitted by an Investor Class Shareholder or his legal representative to substantiate the transfer of ownership of Investor Shares from the registered owner to transferees;
11.	Certify outstanding Investor Shares to auditors;
12.	In connection with any meeting of Shareholders, upon receiving appropriate detailed instructions and written materials prepared by the Funds and proxy proofs checked by the Funds, print proxy cards; deliver to Investor Class Shareholders all reports, prospectuses, proxy cards and related proxy materials of suitable design for enclosing; receive and tabulate executed proxies; and furnish a list of Investor Class Shareholders for the meeting;
13.	Answer routine correspondence and telephone inquiries about individual Investor Class Share accounts; prepare monthly reports for correspondence volume and correspondence data necessary for the Funds’ Semi-Annual Report on Form N-SAR;
14.	Maintain and furnish the Funds and their Investor Class Shareholders with such information as the Funds may reasonably request for the purpose of compliance by the Funds with the applicable tax and securities laws of applicable jurisdictions;
15.	Mail confirmations of transactions to Investor Class Shareholders and dealers in a timely fashion;
16.	Pay or reinvest income dividends and/or capital gains distributions to Investor Class Shareholders of record, in accordance with the Funds’ and/or Shareholder's instructions, provided that:
(a)	The Funds shall notify the Company in writing promptly upon declaration of any such dividend and/or distribution, and in any event at least forty-eight (48) hours before the record date;
(b)	Such notification shall include the declaration date, the record date, the payable date, the rate, and, if applicable, the reinvestment date and the reinvestment price to be used; and
(c)	Prior to the payable date, the Funds shall furnish the Company with sufficient fully and finally collected funds to make such distribution.
17.	Prepare and file annual United States information returns of dividends and capital gains distributions (Form 1099) and mail payee copies to Investor Class Shareholders; report and pay United States income taxes withheld from distributions made to nonresidents of the United States; and prepare and mail to Investor Class Shareholders the notice required by the U.S. Internal Revenue Code as to realized capital gains distributed and/or retained, and their proportionate share of any foreign taxes paid by the Funds;
18.	Set up wire order trades on file;
19.	Receive payment for trades and update the trade file;
20.	Produce delinquency and other trade file reports;
21.	Sort and print Investor Class Shareholder information by state, social code, price break, etc.; and
22.	Mail promptly the Statement of Additional Information of the Funds to each Investor Class Shareholder who requests it, at no cost to the Shareholder.